Exhibit 99.1

BASELINE OIL & GAS FILES PREPACKAGED PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE U.S. BANKRUPTCY CODE

HOUSTON – August 31, 2009 – Baseline Oil & Gas Corp. (the “Company”) (OTC BB: BOGA) announced today that it has filed a voluntary petition for reorganization (the “Chapter 11 Case”) under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. The Company will continue to manage its properties and operate its businesses in the ordinary course throughout the Chapter 11 process while the Company seeks confirmation of its reorganization plan under the jurisdiction of the Bankruptcy court.

The Chapter 11 Case was filed pursuant to a Plan Support and Lock-Up Agreement (the “Plan Support Agreement”), dated as of July 17, 2009, among the Company and holders of more than 85% (the “Consenting Holders”) of the outstanding principal amount of the Company’s 15% Senior Secured Notes due 2009 and its 12.5% Senior Secured Notes due 2012 (collectively, the “Senior Notes”). Pursuant to the Plan Support Agreement, on July 21, 2009 the Company commenced a solicitation (the “Prepetition Solicitation”) of the holders of all its Senior Notes (the “Prepetition Noteholders”), as the only class of claimants not deemed to have accepted or rejected the Company’s proposed prepackaged plan of reorganization pursuant to the Bankruptcy Code (the “Plan”). The Prepetition Solicitation was held open for thirty (30) days. As part of the Prepetition Solicitation, all Prepetition Noteholders received a copy of the Plan, the related disclosure statement (together with various exhibits thereto, the “Disclosure Statement”) and a ballot requesting each Prepetition Noteholder to (i) accept or reject the Plan and (ii) elect to participate or decline to participate in the proposed Exit Financing (as described in the Plan). The solicitation period terminated on August 20, 2009, at which time the Company received ballots from Prepetition Noteholders holding in excess of $107.3 million of the $122.8 million aggregate amount of Senior Notes outstanding. The Plan was accepted by one hundred percent (100%) in number and one hundred percent (100%) in aggregate principal amount of the Prepetition Noteholders that returned ballots (the “Approving Noteholders”). The Approving Noteholders also elected to participate in the Exit Financing.

The Company was compelled to seek a restructuring as a result of its inability to repay its Senior Notes that had become due and payable as a result of a change of control that occurred in July 2008. A number of factors, most notably the general economic turmoil that occurred in the U.S. and global credit markets in late 2008 and early 2009, as well as steeply declining commodity prices and the Company’s development drilling results, precluded the Company from obtaining the necessary financing to repay its Senior Notes in accordance with their terms. At June 30, 2009, the Company’s current liabilities ($138.6 million) grossly exceeded its current assets ($2.96 million).

As the Company proceeds with its financial restructuring, the Company expects, based on current commodity prices, that its cash on hand and cash from operating activities will be adequate to fund its projected cash needs, including the payment of operating costs and expenses.

In addition to the filing of the Chapter 11 Case, the Company asked the Bankruptcy court to consider several “first day” motions on an expedited basis benefiting its employees, royalty owners, vendors, and other service providers. Importantly, the Company intends, under the plan of reorganization, to pay all its royalty owners, vendors and other service providers in full, whether their claims arose prior to or after the filing of the Chapter 11 cases, and to continue paying its employees’ salaries and benefits and to maintain its cash management systems.

Upon consummation of the Plan, $5 million of new capital will be provided to the Company by way of Exit Financing provided by certain Prepetition Noteholders of the Company.

Upon consummation of the Plan, all current equity will be cancelled for no consideration and the Company will cease filing periodic and other reports with the Securities and Exchange Commission.

The Plan provides for the Prepetition Noteholders to receive securities in the reorganized Debtor, consisting of new 10% subordinated secured notes, shares of junior preferred stock and shares of new common stock. Prepetition Noteholders electing to participate in the Exit Facility will also receive new Series A 20% senior secured notes new Series B 20% senior secured notes and shares of senior preferred stock.

The Company has retained Thompson & Knight LLP as legal counsel, and Grant Thornton LLP as financial advisor.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Baseline Oil & Gas Corp’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Baseline Oil & Gas Corp. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Baseline’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

Baseline Oil & Gas Corp.

Contact Patrick H. McGarey, CFO

(281) 591-6100